Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is entered into by and between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”) and David M. Brickman (“you”), effective on the date you assign a personal signature at the conclusion of this Agreement.

I. Participation in Business Transactions Involving Freddie Mac
To help protect Freddie Mac’s confidential and proprietary information (as required by the Freddie Mac Code of Conduct following a separation of employment), you agree not to participate directly (or indirectly, by explicitly directing others in their direct participation in transactional activities) in any Business Transaction involving Freddie Mac, on behalf of yourself or a third party, for a period of ninety (90) calendar days following your date of separation from employment. For purposes of this paragraph, “Business Transaction” shall mean business engagements between Freddie Mac and third parties involving the purchase or sale of securities, properties or mortgages. This agreement shall not be construed as restricting my ability to be employed by, advise, or interact in a manner consistent with normal business interactions with people or entities that do transact with Freddie Mac. Questions regarding the scope of this prohibition should be directed to the Freddie Mac Compliance Helpline.

/s/ Michael T. Hutchins	/s/ David M. Brickman
For Freddie Mac	David M. Brickman

Date: 2/10/2021	Date: 2/9/2021